Exhibit 16

April 23, 1998


Ms. Jane B. Adams
Acting Chief Accountant, Securities and Exchange Commission
Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.  20549


Dear Ms. Adams:

We have read Item 4 included in the Form 8-K dated April 23, 1998 of Credit Acceptance Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc: Brett A. Roberts, Executive Vice President and Chief Financial Officer, Credit Acceptance Corporation